SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:	Commission file number

April 17, 2002	1-5805

J.P. MORGAN CHASE & CO.
(Exact name of registrant as specified in its charter)

Delaware	13-2624428

(State or other jurisdiction of	(I.R.S. Employer

incorporation or organization)	Identification No.)

270 Park Avenue, New York, NY	10017

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 270-6000

Item 5. Other Events

         On April 17, 2002, J.P. Morgan Chase & Co. (NYSE:JPM) announced 2002 first quarter results. First quarter 2002 operating earnings were $0.57 per share, compared with $0.17 in the fourth quarter of 2001 and $0.74 in the first quarter of 2001. Operating earnings were $1,150 million in the first quarter 2002, compared with $356 million in the fourth quarter of 2001 and $1,527 million one year ago. Operating earnings for 2001 have been adjusted by adding back amortization of goodwill to present 2001 results on a basis comparable to this year’s first quarter, which included the impact of the implementation of SFAS 142.

         Reported net income, which includes special items such as merger and restructuring costs, was $982 million, or $0.48 per share, in the first quarter of 2002. This compares with a loss of $332 million, or $0.18 per share, in the 2001 fourth quarter and profits of $1,199 million, or $0.58 per share, in the first quarter of 2001.

         A copy of J.P. Morgan Chase & Co.’s press release is attached as an exhibit hereto. That press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. These risks and uncertainties could cause our results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties are described in our 2001 Annual Report on Form 10-K, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov), to which reference is hereby made.

Item 7. Financial Statements, Pro forma Financial Information and Exhibits

Exhibit Number	Description

12 (a)	Computation of Ratio of Earnings to Fixed Charges

12 (b)	Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements

99.1	Press Release – 2002 First Quarter Earnings

99.2	2002 First Quarter Financial Supplement

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J.P. MORGAN CHASE & CO. (Registrant)

By: /s/ Joseph L. Sclafani Joseph L. Sclafani

Executive Vice President and Controller [Principal Accounting Officer]

Dated: April 19, 2002

EXHIBIT INDEX

Exhibit No.	Description	Page
12 (a)	Computation of Ratio of Earnings to Fixed Charges	5

12 (b)	Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements	6

99.1	Press Release – 2002 First Quarter Earnings	7

99.2	2002 First Quarter Financial Supplement	8

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